Exhibit 99.1

Contacts: Media Relations Les Morris 317.263.7711 lmorris@simon.com	FOR IMMEDIATE RELEASE

Investor Relations Liz Zale 212.745.9623 lzale@simon.com

SIMON PROPERTY GROUP NAMES ANDREW JUSTER AS NEXT CHIEF FINANCIAL OFFICER

Simon veteran will collaborate with experienced finance team to continue longtime financial strategy

INDIANAPOLIS, June 19, 2014 — Simon, a leading global retail real estate company (NYSE: SPG), has announced that Andrew Juster will become Chief Financial Officer in early 2015, succeeding retiring CFO Stephen E. Sterrett. Juster has served as Simon’s Treasurer since 2000, managing Simon’s capital market activities and implementing its corporate financing strategy, maintaining banking and lending relationships, leading the treasury function and managing Simon’s relationships with the rating agencies.

“Andy has been instrumental to our ongoing success in the debt markets and helping us create the unparalleled strength of our balance sheet,” said David Simon, Chairman and CEO of Simon. “I believe he is best positioned to lead our financial activities as CFO, along with our strong, experienced team of experts in capital markets, investor relations, financial reporting and corporate development.”

Juster, 62 and a 25-year Simon veteran, will be supported by a core team as follows:

•                  Brian McDade, 35, Senior Vice President, Capital Markets, who has been with Simon for 10 years, will become Simon’s Treasurer.

•                  Steven K. Broadwater, 47, with nearly 10 years at Simon and its Senior Vice President and Chief Accounting Officer, and Adam J. Reuille, 39, who is Vice President and Corporate Controller and has been with Simon for 5 years, will continue to lead the accounting and financial reporting functions.

•                  Brian J. Warnock, 52, Senior Vice President, Acquisitions and Financial Analysis and a 25-year Simon veteran, will continue to lead those activities.

•                  Julie Reed, 51, Senior Vice President, Real Estate Finance, with 26 years at Simon, will continue to lead Simon’s efforts relating to secured debt transactions.

•                  David Campbell, 57, with 18 years at Simon, will continue in his role as Senior Vice President of Finance, Operating Properties.

•                  Liz Zale, 46, Senior Vice President, Corporate Affairs and Tom Ward, 45, Vice President, Investor Relations, will lead Simon’s investor relations efforts and interaction with the REIT and generalist investment community. Zale and Ward joined Simon in 2013 and 2014, respectively, and each brings more than a decade of experience in investor relations to Simon.

Juster is a Magna Cum Laude graduate of The American University with a B.S. in business administration as well as a major in urban development, and received his M.B.A. in finance from the Wharton School of the University of Pennsylvania.

About Simon

Simon is a global leader in retail real estate ownership, management and development and a S&P100 company (Simon Property Group, NYSE:SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales. For more information, visit simon.com.

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